Exhibit 21.1

SUBSIDIARIES OF MAGNOLIA SOLAR CORPORATION

The following is a list of subsidiaries of Magnolia Solar Corporation:

Subsidiary	Jurisdiction of Organization

Magnolia Solar, Inc.	Delaware